UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): July 12, 2024

BECTON, DICKINSON AND COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-04802	22-0760120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive Franklin Lakes, New Jersey (Address of principal executive offices)	07417-1880 (Zip Code)

(201) 847-6800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.00	BDX	New York Stock Exchange
1.900% Notes due December 15, 2026	BDX26	New York Stock Exchange
3.020% Notes due May 24, 2025	BDX25	New York Stock Exchange
1.208% Notes due June 4, 2026	BDX/26A	New York Stock Exchange
1.213% Notes due February 12, 2036	BDX/36	New York Stock Exchange
0.034% Notes due August 13, 2025	BDX25A	New York Stock Exchange
3.519% Notes due February 8, 2031	BDX31	New York Stock Exchange
3.828% Notes due June 7, 2032	BDX32A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act     ☐

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Facility Extension

On July 9, 2024, the lenders holding commitments under that certain second amended and restated credit agreement (the “Credit Agreement”), dated as of January 25, 2023, by and among Becton, Dickinson and Company (the “Company”), Becton Dickinson Euro Finance S.à r.l., a private limited liability company (société à responsabilite limitée) organized and existing under the laws of the Grand Duchy of Luxembourg (“BD Euro Finance”), Citibank, N.A. (“Citibank”) as administrative agent, and the lenders named therein, each executed a consent confirming the one-year extension of the commitment termination date with respect to all of such lender’s commitments under the Credit Agreement to September 24, 2027 (the “Extension”).

The Credit Agreement is a senior unsecured revolving credit facility that provides the Company with $2.75 billion of financing, including a $100 million letter of credit subfacility and a $194 million swingline loan subfacility (under which advances may be denominated in Euros) and, following the Extension, expires in September, 2027. Following the Extension, the expiration date of the credit facility may be extended for one additional one year period, subject to certain restrictions (including the consent of the lenders). The credit facility provides that the Company may, subject to additional commitments by lenders, request an additional $500 million of financing, for a maximum aggregate commitment under the credit facility of up to $3.25 billion. Borrowings under the credit facility may be used for general corporate purposes, and BD Euro Finance is authorized as a borrower under the credit facility. Interest rates on borrowings under the Credit Agreement will be based on prevailing interest rates, benchmarked based on Term SOFR and subject to the Company’s credit ratings, as described in the Credit Agreement.

The Credit Agreement contains customary representations and affirmative and negative covenants. The financial covenants in the Credit Agreement require the Company to have, as of the last day of each fiscal quarter following the closing of the credit facility, a Leverage Ratio (as defined in the Credit Agreement) of no more than (1) 4.25:1.00 or (2) 4.75:1.00 for the four full fiscal quarters following the consummation of a material acquisition. The Credit Agreement also contains customary events of default (including non-payment of principal or interest and breaches of covenants). If any event of default occurs and is not cured within the applicable grace period, the outstanding loans under the facility may be accelerated by lenders holding a majority of the commitments under the Credit Agreement and the lenders’ commitments under the Credit Agreement may be terminated.  The Company guarantees the obligations of each other borrower under the Credit Agreement.

The descriptions of the provisions of the Extension and the Credit Agreement are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Credit Agreement.

Some of the agents and lenders under the Credit Agreement and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, the Company and its affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY (Registrant)

	By:	/s/ Gary DeFazio
		Name:	Gary DeFazio
		Title:	Senior Vice President and Corporate Secretary

Date: July 12, 2024